UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): December 1, 2015

SWIFT ENERGY COMPANY
(Exact name of Registrant as specified in its charter)

Texas	1-8754	20-3940661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17001 Northchase Drive, Suite 100
Houston, Texas 77060
(Address of principal executive offices)

(281) 874-2700
(Registrant’s telephone number)

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 8.01 Other Events

On December 1, 2015, Swift Energy Company (the “Company”) issued a press release announcing that although it has current liquidity sufficient to make the $8.9 million semi-annual interest payment due December 1, 2015, on its outstanding $250 million principal amount of 7.125% Senior Notes due 2017 (the “Notes”), it has elected not to do so. A copy of the press release is attached to this Report as Exhibit 99.1.
As the Company has previously disclosed, it is engaged in ongoing negotiations with a group of holders of its outstanding senior notes (including the Notes) regarding restructuring those senior notes, along with possible avenues for increasing its near-term liquidity, with no understanding reached to date. The outcome and timing of the negotiations cannot be predicted at this time.
Non-payment of this interest is not an event of default under the indenture governing the Notes, but would become an event of default if the payment is not made within 30 days. Upon an event of default under the Notes indenture, the trustee or holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of the Notes plus accrued and unpaid interest to be immediately due and payable. An event of default under the Notes would also result in cross defaults under the Company’s other outstanding senior notes and its revolving credit facility.
As of November 30, 2015, outstanding borrowings (including outstanding letters of credit) under the Company’s revolving credit facility totaled $330 million. The Company is continuing to pay suppliers and trade creditors and fund current operations on an ongoing basis.
The Company has retained Lazard to advise the Company’s management and Board of Directors with respect to realigning its balance sheet, in addition to addressing financing alternatives and enhancing its liquidity profile. The Company has also hired the law firm of Jones Day to serve as its restructuring counsel and Alvarez & Marsal North America, LLC to serve as the Company’s financial advisor.

Item 9.01 Financial Statements and Exhibits
The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit Number	Description
99.1	Press Release Dated December 1, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned duly authorized.

Date: December 1, 2015

Swift Energy Company
By:	/s/ Terry E. Swift
Terry E. Swift Chairman, Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release Dated December 1, 2015

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